Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Dorian Momsen

IMPAC Medical Systems, Inc.

650-623-8800

IMPAC MEDICAL SYSTEMS, INC.

PRICES FOLLOW-ON PUBLIC OFFERING

AT $19.00 PER SHARE

MOUNTAIN VIEW, Calif., May 13, 2003 – IMPAC Medical Systems, Inc. (Nasdaq: IMPC) announced today the public offering of 2,378,223 shares of its common stock at $19.00 per share. Of the total, 200,000 shares were offered by IMPAC and 2,178,223 shares were offered by selling stockholders. IMPAC will not receive any of the proceeds from the sale of the shares by selling stockholders. Proceeds received by IMPAC from the sale of 200,000 shares will be used for working capital.

Thomas Weisel Partners LLC acted as lead manager and U.S. Bancorp Piper Jaffray and William Blair & Company, L.L.C. acted as co-managers of the underwriting group. The underwriters have a 30-day option to purchase up to 356,733 additional shares of common stock from certain stockholders to cover over-allotments, if any.

IMPAC Medical Systems, Inc. is a leading provider of information technology systems for cancer care. IMPAC’s products provide an integrated clinical and administrative solution to manage the complexities of cancer care, from detection and diagnosis through treatment and follow-up. Specializing in the development of practice management, electronic medical record, image management and decision support software, IMPAC offers practical solutions that help healthcare providers better manage the process of delivering care.

Copies of the prospectus may be obtained from: Thomas Weisel Partners LLC, One Montgomery Street, San Francisco, CA 94104.

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